Exhibit 99.1

Sotera Health Reports Fourth-Quarter and Full-Year 2022 Results;
Provides 2023 Outlook
•Q4 2022 net revenues increased 4% to $252 million, compared to Q4 2021
•Q4 2022 net loss of $320 million or $1.14 per diluted share, which includes a $408 million legal reserve recorded in Q4 2022, compared to net income of $36 million or $0.13 per diluted share in Q4 2021
•Q4 2022 Adjusted EBITDA increased 4% to $130 million, compared to Q4 2021
•Q4 2022 Adjusted EPS of $0.25 improved by $0.02 per diluted share, compared to Q4 2021
•Closed on $500 million aggregate principal amount Term Loan B in February
•Full-year 2023 outlook Net Revenues and Adjusted EBITDA growth of 5% to 9%
CLEVELAND, OH, February 28, 2023 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the fourth-quarter and full-year 2022.

For the fourth-quarter 2022, net revenues increased 4.3% to $252 million, compared with $241 million in the same period a year ago. Net revenues increased 7.2% on a constant currency basis. Net loss attributable to the Company (“net loss”) was $320 million, or $1.14 per diluted share, compared with net income attributable to the Company (“net income”) of $36 million, or $0.13 per diluted share for the fourth-quarter 2021. The net loss for Q4 2022 includes a $408 million reserve related to the binding term sheets to settle the ethylene oxide (“EO”) claims in Cook County, IL, subject to the satisfaction or waiver by the Company of the various conditions set forth in the term sheets as more fully described in our Current Report on Form 8-K filed by the Company on January 9, 2023. Adjusted EBITDA increased by 4.0% to $130 million compared to the prior-year quarter. Adjusted earnings per diluted share (“Adjusted EPS”) was $0.25, an increase of $0.02 per diluted share, compared to the fourth quarter of 2021. Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures; please refer to the section “Non-GAAP Financial Measures” provided later in this release.

For full-year 2022, net revenues increased 7.8% to $1,004 million, compared with $931 million for full-year 2021. Net revenues increased 10.2% on a constant currency basis. Net loss was $234 million, or $(0.83) per diluted share, compared with net income of $117 million, or $0.41 per diluted share, for 2021. Adjusted EBITDA increased 5.2% to $506 million, compared to 2021. Adjusted EPS was $0.96 in 2022, an increase of $0.08 over 2021. Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures; please refer to the section “Non-GAAP Financial Measures” provided later in this release.

“Our fourth-quarter and full-year 2022 results demonstrate the resilience of our business model,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “This marks the 9th consecutive reporting period in which we delivered both top and bottom-line growth. 2022 was challenging as the Company faced uncertainty driven by macroeconomic pressures and geopolitical events. Our team did a great job offsetting inflationary pressures and mitigating supply chain challenges to meet demand and ensure our customers were served with excellence.”

Petras continued, “We continue to position ourselves for growth through our ongoing capacity expansions as well as executing on our global operational excellence initiatives. Additionally, the EO settlement term sheets reached in January are in the best interests of the Company and its shareholders. We are excited for continued growth in 2023 as we remain focused on our mission of Safeguarding Global Health®.”
Fourth-Quarter and Full-Year 2022 Review by Business Segment
Sterigenics
For fourth-quarter 2022, net revenues were $162 million, an increase of 7.6% compared to the fourth quarter a year ago. Segment income was $89 million, an increase of 7.2%.
For full-year 2022, Sterigenics net revenues were $627 million, an increase of 9.6% compared to 2021. Segment income increased 9.2% to $339 million.
Revenue and segment income growth for fourth-quarter 2022 were driven by favorable pricing and organic volume growth, offset by an unfavorable impact from changes in foreign exchange rates.
Nordion
For fourth-quarter 2022, net revenues were $34 million, a decrease of 7.1%, compared to the fourth quarter a year ago. Segment income decreased 5.1% to $20 million.
For full-year 2022, Nordion net revenues were $154 million, an increase of 9.3% compared to 2021. Segment income increased by 8.2% to $89 million.
Revenue and segment income declines for fourth-quarter 2022 were primarily driven by the timing of reactor harvest schedules and an unfavorable impact from changes in foreign exchange rates, partially offset by a favorable impact from pricing.
Nelson Labs
For fourth-quarter 2022, net revenues were $56 million, an increase of 2.7% compared to the fourth quarter a year ago. Segment income increased less than 1% to $20 million.
For full-year 2022, Nelson Labs net revenues were $223 million, an increase of 1.9% compared to 2021. Segment income decreased 11.9% to $78 million.
Revenue and segment income increases for the fourth-quarter 2022 were driven by favorable pricing, partially offset by an unfavorable impact from changes in foreign currency exchange rates.
Balance Sheet and Liquidity
As of December 31, 2022, Sotera Health had $2.0 billion in total debt, and $396 million in cash and cash equivalents, compared to $1.8 billion in total debt and $107 million in cash and cash equivalents as of December 31, 2021. The Company’s debt balance includes $200 million borrowed on the Company’s revolving credit facility in fourth-quarter 2022 in connection with the EO litigation. Material debt balances currently outstanding do not mature until 2026. Sotera Health’s Net Leverage Ratio as of December 31, 2022 was 3.2x, compared to 3.5x at December 31, 2021. Net Leverage Ratio is a non-GAAP financial measures; please refer to the section “Non-GAAP Financial Measures” provided later in this release.

The first-quarter closing of the $500 million aggregate principal amount Term Loan B, along with cash on hand, will be used to fund the $408 million EO settlement, pay down existing borrowings under the Company’s revolving credit facility, further enhance liquidity, and for other general corporate purposes. The $500 million Term Loan B will impact the Company’s Net Leverage Ratio. Please refer to the section “Non-GAAP Financial Measures” provided later in this release for a discussion on Net Leverage Ratio.

Full-Year 2023 Outlook
Today, Sotera Health is providing its full-year 2023 outlook:
•Net revenues in the range of $1.055 to $1.090 billion, representing growth of approximately 5% to 9%, compared to the prior year,
•Adjusted EBITDA in the range of $530 to $550 million, representing growth of approximately 5% to 9%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income in the range of 30% to 33%,
•Adjusted EPS in the range of $0.78 to $0.86, representing decline of 10% to 19% versus the prior year, primarily driven by increased interest expense and an increased tax rate,
•A fully diluted share count in the range of 283 to 285 million shares on a weighted-average basis,
•Capital expenditures in the range of $185 to $215 million, and
•2023 year-end Net Leverage Ratio to be within the long-term stated range of 2.0x - 4.0x.

The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Net Leverage Ratio without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and cobalt-60 (“Co-60”), the impact of inflationary trends including their impact on energy prices and the supply of labor and the expectation that exchange rates as of December 31, 2022 remain relatively constant for the remainder of 2023. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Forward-Looking Statements.”
Upcoming Investor Events
•Citi’s 2023 Healthcare Services, Medtech, Tools & HCIT Conference on March 2, 2023 at 8:00 a.m. ET,
•Barclays Global Healthcare Conference on March 16, 2023 at 9:00 a.m. ET, and
•KeyBanc Capital Markets’ Life Sciences & MedTech Investor Forum on March 21, 2023 at 9:45 a.m. ET
Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at https://investors.soterahealth.com. For developments related to EO, updates can be found at https://investors.soterahealth.com/ethylene-oxide-eo-overview.
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-866-777-2509 if dialing in from the United States, or 1-412-317-5413 if dialing in from other locations. For direct connection to the conference call, participants are strongly encouraged to preregister at this link. A live webcast of the conference call and accompanying materials may also be accessed via the

Investor Relations section of the Company’s website at Investor Relations | Sotera Health. A replay of the webcast will be available later in the day on February 28th.
Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of EO or Co-60, including geopolitical risks related to the supply of Co-60 from Russia; foreign currency exchange rates and changes in those rates; changes in industry trends, environmental, health and safety regulations or preferences; satisfaction of conditions to completing the Illinois EO settlement, including the participation by substantially all Illinois plaintiffs in the settlement; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; adverse judgments against two of our subsidiaries in the EO tort litigation, which if the settlement is not successful may require an appellate bond or alternative form of security to appeal, and plaintiff efforts to enforce judgments against us, any of which may have an adverse impact on our liquidity in the near and long terms, or may cause the need for us to increase our borrowings and, consequently, increase our interest expense; uncertainty in the capital markets and other risks to our ability to raise additional debt financing on reasonable terms or at all, including availability of capital and the impact of future litigation developments on our ability to access capital markets; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the SEC, such as its annual and quarterly reports, as well as the Current Report on Form 8-K filed by the Company on January 9, 2023, with the SEC disclosing the terms of the Illinois settlement. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Net Debt, Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.

We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Jason Peterson Sally J. Curley, IRC
Vice President & Treasurer, Sotera Health Curley Global IR, LLC
IR@soterahealth.com IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company

###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Service	$220,377	$207,594	$864,828	$805,501
Product	31,213	33,655	138,859	125,977
Total net revenues	251,590	241,249	1,003,687	931,478
Cost of revenues:
Service	98,105	92,429	390,860	357,205
Product	11,765	14,867	55,823	55,601
Total cost of revenues	109,870	107,296	446,683	412,806
Gross profit	141,720	133,953	557,004	518,672
Operating expenses:
Selling, general and administrative expenses	65,949	51,827	245,714	198,158
Amortization of intangible assets	15,603	15,700	62,940	63,781
Total operating expenses	81,552	67,527	308,654	261,939
Operating income	60,168	66,426	248,350	256,733
Interest expense, net	32,269	15,607	80,144	74,192
Illinois EO litigation settlement	408,000	—	408,000	—
Impairment of investment in unconsolidated affiliate	—	—	9,613	—
Loss on extinguishment of debt	—	4	—	20,681
Foreign exchange (gain) loss	647	(65)	145	1,345
Other income, net	(2,246)	(7,854)	(6,441)	(15,201)
Income (loss) before income taxes	(378,502)	58,734	(243,111)	175,716
Provision (benefit) for income taxes	(58,783)	22,737	(9,541)	58,595
Net income (loss)	(319,719)	35,997	(233,570)	117,121
Less: Net income attributable to noncontrolling interests	—	—	—	239
Net income (loss) attributable to Sotera Health Company	$(319,719)	$35,997	$(233,570)	$116,882

Earnings (loss) per share:
Basic	$(1.14)	$0.13	$(0.83)	$0.41
Diluted	(1.14)	0.13	(0.83)	0.41
Weighted average number of shares outstanding:
Basic	280,417	279,616	280,096	279,228
Diluted	280,417	279,774	280,096	279,382

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Segment revenues:
Sterigenics	$161,669	$150,182	$626,646	$571,829
Nordion	34,088	36,696	153,639	140,507
Nelson Labs	55,833	54,371	223,402	219,142
Total net revenues	$251,590	$241,249	$1,003,687	$931,478
Segment income:
Sterigenics	$89,056	$83,096	$339,144	$310,470
Nordion	20,298	21,388	89,477	82,673
Nelson Labs	20,259	20,191	77,628	88,086
Total segment income	129,613	124,675	506,249	481,229
Less adjustments:
Interest expense, net(a)	24,516	15,607	78,490	74,192
Depreciation and amortization(b)	36,462	38,146	145,554	150,902
Share-based compensation(c)	6,256	3,381	21,211	13,870
Gain on foreign currency and derivatives not designated as hedging instruments, net(d)	7,938	(943)	3,150	(58)
Acquisition and divestiture related charges, net(e)	420	(4,015)	1,398	(6,018)
Business optimization project expenses(f)	617	168	2,226	948
Plant closure expenses(g)	954	763	4,730	2,327
Impairment of investment in unconsolidated affiliate(h)	—	—	9,613	—
Loss on extinguishment of debt(i)	—	4	—	20,681
Professional services relating to EO sterilization facilities(j)	22,401	12,164	72,639	45,656
Illinois EO litigation settlement(k)	408,000	—	408,000	—
Accretion of asset retirement obligations(l)	550	501	2,194	2,252
COVID-19 expenses(m)	1	165	155	761
Consolidated income (loss) before income taxes	$(378,502)	$58,734	$(243,111)	$175,716

(a)The three months and year ended December 31, 2022 exclude a $7.8 million and $1.7 million net decrease, respectively, in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(b)Includes depreciation of Co-60 held at gamma irradiation sites.
(c)Represents non-cash share-based compensation expense.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains and losses on interest rate caps not designated as hedging instruments.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of RCA, the noncontrolling interests in our China subsidiaries, BioScience Labs in 2021, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion that existed at the time of our acquisition of the business in 2014, and (v) a $5.1 million non-cash gain recognized in the fourth quarter of 2021 arising from the derecognition of an ARO liability no longer attributable to Nordion pursuant to the terms of the sale of the Medical Isotopes business in 2018.
(f)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, operating structure realignment and other process enhancement projects.
(g)Represents decommissioning costs, professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(h)Represents an impairment charge on our equity method investment in a joint venture.
(i)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and the full redemption of the First Lien Notes in August 2021, including a prepayment premium and accelerated amortization of prior debt issuance and discount costs.

Sotera Health Company
Segment Data
(in thousands)
(unaudited)
(j)Represents litigation and other professional fees associated with our EO sterilization facilities.
(k)Represents the cost to settle 870+ pending and threatened EO claims against our subsidiaries Sterigenics US, LLC and Sotera Health LLC (the “Defendant Subsidiaries”) in Illinois under settlement term sheets entered into on January 9, 2023, subject to substantially all of the plaintiffs providing opt-in consents to their individual settlement allocations and dismissing their claims with prejudice.
(l)Represents non-cash accretion of asset retirement obligations related to gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(m)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$396,294	$106,924
Accounts receivable, net	118,482	108,183
Inventories, net	37,145	54,288
Other current assets	93,089	76,566
Total current assets	645,010	345,961
Property, plant, and equipment, net	774,527	650,797
Operating lease assets	26,481	39,946
Other intangible assets, net	491,265	598,844
Goodwill	1,101,768	1,120,320
Other assets	78,654	33,634
Total assets	$3,117,705	$2,789,502
Liabilities and equity
Total current liabilities	$791,567	$161,161
Long-term debt	1,747,115	1,743,534
Other noncurrent liabilities	160,761	164,210
Deferred income taxes	68,024	134,501
Total liabilities	2,767,467	2,203,406
Total equity	350,238	586,096
Total liabilities and equity	$3,117,705	$2,789,502

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2022	2021
Operating activities:
Net income (loss)	$(233,570)	$117,121
Non-cash items	102,297	177,015
Changes in operating assets and liabilities	409,234	(12,591)
Net cash provided by operating activities	277,961	281,545
Investing activities:
Purchases of property, plant and equipment	(182,378)	(102,162)
Purchase of BioScience Laboratories, LLC, net of cash acquired	—	(13,530)
Purchase of mandatorily redeemable noncontrolling interest in Nelson Laboratories Fairfield, Inc.	—	(12,425)
Purchase of Regulatory Compliance Associates Inc., net of cash acquired	450	(31,015)
Other investing activities	32	(701)
Net cash used in investing activities	(181,896)	(159,833)
Financing activities:
Proceeds from revolving credit facility	200,000	—
Purchase of noncontrolling interests in China subsidiaries	—	(8,418)
Payments of debt issuance costs and prepayment premium	(31)	(6,792)
Payments on debt	—	(100,000)
Shares withheld for employee taxes on equity awards	(393)	(1,434)
Other financing activities	(1,815)	(642)
Net cash provided by (used in) financing activities	197,761	(117,286)
Effect of exchange rate changes on cash and cash equivalents	(4,456)	44
Net increase in cash and cash equivalents, including restricted cash	289,370	4,470
Cash and cash equivalents, including restricted cash, at beginning of period	106,924	102,454
Cash and cash equivalents, including restricted cash, at end of period	$396,294	$106,924

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$75,849	$58,772
Cash paid during the period for income taxes, net of tax refunds received	75,496	52,007
Equipment purchases included in accounts payable	16,413	14,524

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(319,719)	$35,997	$(233,570)	$117,121
Amortization of intangible assets	19,958	21,443	81,554	86,742
Share-based compensation(a)	6,256	3,381	21,211	13,870
Loss (gain) on foreign currency and derivatives not designated as hedging instruments, net(b)	7,938	(943)	3,150	(58)
Acquisition and divestiture related charges, net(c)	420	(4,015)	1,398	(6,018)
Business optimization project expenses(d)	617	168	2,226	948
Plant closure expenses(e)	954	763	4,730	2,327
Impairment on investment in unconsolidated affiliate(f)	—	—	9,613	—
Loss on extinguishment of debt(g)	—	4	—	20,681
Professional services relating to EO sterilization facilities(h)	22,401	12,164	72,639	45,656
Illinois EO litigation settlement(i)	408,000	—	408,000	—
Accretion of asset retirement obligations(j)	550	501	2,194	2,252
COVID-19 expenses(k)	1	165	155	761
Income tax benefit associated with pre-tax adjustments(l)	(77,744)	(5,728)	(103,081)	(38,500)
Adjusted Net Income	69,632	63,900	270,219	245,782
Interest expense, net(m)	24,516	15,607	78,490	74,192
Depreciation(n)	16,504	16,703	64,000	64,160
Income tax provision applicable to Adjusted Net Income(o)	18,961	28,465	93,540	97,095
Adjusted EBITDA(p)	$129,613	$124,675	$506,249	$481,229

Net Revenues	$251,590	$241,249	$1,003,687	$931,478
Adjusted EBITDA Margin	51.5%	51.7%	50.4%	51.7%
Weighted average number of shares outstanding
Basic	280,417	279,616	280,096	279,228
Diluted	280,417	279,774	280,096	279,382
Earnings (loss) per share
Basic	$(1.14)	$0.13	$(0.83)	$0.41
Diluted	(1.14)	0.13	(0.83)	0.41
Adjusted earnings per share
Basic	$0.25	$0.23	$0.96	$0.88
Diluted	0.25	0.23	0.96	0.88
(a)Represents non-cash share-based compensation expense.
(b)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains and losses on interest rate caps not designated as hedging instruments.
(c)Represents (i) certain direct and incremental costs related to the acquisitions of RCA, the noncontrolling interests in our China subsidiaries, BioScience Labs in 2021, Iotron in July 2020, the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest in Nelson Labs Fairfield, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion that existed at the time of our acquisition of the business in 2014, and (v) a $5.1 million non-cash gain recognized in the fourth quarter of 2021 arising from the derecognition of an ARO liability no longer attributable to Nordion pursuant to the terms of the sale of the Medical Isotopes business in 2018.
(d)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, operating structure realignment and other process enhancement projects.
(e)Represents decommissioning costs, professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)Represents an impairment charge on our equity method investment in a joint venture.
(g)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and the full redemption of the First Lien Notes in August 2021, including a prepayment premium and accelerated amortization of prior debt issuance and discount costs.
(h)Represents litigation and other professional fees associated with our EO sterilization facilities.

(i)Represents the cost to settle 870+ pending and threatened EO claims against our subsidiaries Sterigenics US, LLC and Sotera Health LLC (the “Defendant Subsidiaries”) in Illinois under settlement term sheets entered into on January 9, 2023, subject to substantially all of the plaintiffs providing opt-in consents to their individual settlement allocations and dismissing their claims with prejudice.
(j)Represents non-cash accretion of asset retirement obligations related to gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(k)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(l)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities, and unusual items from our presentation of adjusted net income.
(m)The three months and year ended December 31, 2022 exclude a $7.8 million and $1.7 million net decrease, respectively, in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(n)Includes depreciation of Co-60 held at gamma irradiation sites.
(o)Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (l).
(p)$20.9 million and $22.0 million of the adjustments for the three months ended December 31, 2022 and 2021, respectively, and $83.6 million and $85.3 million of the adjustments for the year ended December 31, 2022 and 2021, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except Net Leverage)
(unaudited)

	Year Ended December 31,
	2022	2021
Current portion of long-term debt	$197,119	$—
Long-term debt	$1,747,115	$1,743,534
Current portion of finance leases	1,722	1,160
Finance leases less current portion	56,955	40,877
Total Debt	$2,002,911	$1,785,571

Add: unamortized debt issuance costs and debt discounts	19,316	20,016
Less: cash and cash equivalents	(396,294)	(106,924)
Net Debt	$1,625,933	$1,698,663

Adjusted EBITDA	$506,249	$481,229
Net Leverage	3.2x	3.5x